EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       Contact:  Dev Ganesan
                                                      Chief Financial Officer
                                                      (703) 934-8130

                    ACS TO ACQUIRE ADVANCED MANAGEMENT, INC.
                Enhances Core Business Areas and non-DoD Presence

Fairfax, Virginia, February 18, 1998, Advanced Communication Systems, Inc. (ACS) (NASDAQ: ACSC) today announced that it has signed an agreement to acquire all of the outstanding shares of Advanced Management, Incorporated (AMI) for $19.5 million in cash and additional earn-out payments upon achievement of certain financial goals in the next twenty-four months. The acquisition is expected to be finalized within the next 30 days subject to satisfaction of customary conditions. ACS's management expects the acquisition to be accretive to earnings immediately.

AMI provides a wide range of information technology services including complex computer solutions and management services that address full project life-cycle from systems planning and requirements analysis to implementation and ongoing operational support. Headquartered in McLean, Virginia, AMI has operations in California, Connecticut, Georgia, Illinois, Massachusetts, Maryland, New York, Tennessee, Texas, Virginia and Washington DC. Clients served by AMI include, among others, Secret Service, FDIC, Army, Customs Service, and Health and Human Services.

"This strategic acquisition further enhances our information technology capabilities, particularly in the non-defense sectors," said George A. Robinson, Chairman of the Board, President and CEO of ACS. "We are excited that we are able to continue to consolidate superior growth oriented companies to achieve our strategic goals for our customers, shareholders and employees. We are furthering our leadership in communications technology while expanding into related areas in other government agencies."

ACS and AMI management believe this transaction will strengthen both organizations through growth in the core business areas, particularly in the rapidly developing communications and information technology markets. Moreover, each company will gain through the wider and diverse customer base and cross-utilization of technology and engineering skills.

Robinson said that ACS expects to maintain the current organization structure of AMI and retain AMI's existing management team. Mr. John Lin, President, will continue in his management role.

John Lin, President of AMI, stated, "This acquisition has brought together two companies whose business and customer base complement each other exceedingly well. We are confident that together we will have a significant impact on future marketing and business ventures."

The company will hold a conference call at 2:00p.m. (EST), Wednesday, February 18, 1998, to discuss the announcement. To participate please call 1-800-603-5503 and ask to be connected to the ACS conference call, password "ACS."

Advanced Communication Systems provides communication and information technology services and solutions, predominantly to U.S. government agencies and, to an increasing extent, commercial and international customers. The Company is headquartered in Fairfax, Virginia and has ten locations in United States and one in United Kingdom.

Except for statements of historical facts, this news release contains forward-looking statements about the Company. Such statements are subject to significant risks and uncertainties including risks associated with acquisition strategy, government contract procurement and termination risks, management of growth, and other risks noted in the Company's SEC filing, which may cause actual results to differ materially.

Contact: Dev Ganesan, EVP & CFO at (703) 934-8130

                                      ###